EXHIBIT 99.5
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                             IBERIABANK CORPORATION
                         SUPPLEMENTAL STOCK OPTION PLAN

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                        RESTRICTED STOCK AWARD AGREEMENT
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     As of the ___ day of ______________, 2000 (the "Date of Grant"), IBERIABANK
Corporation (the "Company") hereby grants this restricted stock award (the "Award") to _____________________ (the "Grantee") pursuant to the Company's Supplemental Stock Option (the "Plan"). This Award is compensatory in nature and accordingly subject to taxation under Section 83 of the Internal Revenue Code of 1986, as that section may be amended and interpreted from time to time.

1. NUMBER OF SHARES. This Award provides the Grantee with the right to receive _________ shares of the Company's common stock ("Common Stock"), subject to
Section 8.11 of the Plan and the vesting rules set forth there and here. All of these shares will be transferred to the Grantee immediately upon vesting, (i) subject to the terms and restrictions set forth here and in the Plan, and (ii) bearing the following legend:

                  Any sale, transfer, encumbrance or other disposition (whether voluntary or involuntary, by gift or otherwise) of the Shares represented by this certificate is restricted by the terms of a Restricted Stock Award Agreement dated _________ ___, ____. A copy of this document is on file at the principal office of the IBERIABANK Corporation and may be inspected during its regular business hours. By acceptance of this certificate, the holder hereof agrees to be bound by the terms of such Restricted Stock Award .

2. VESTING RULES. The Grantee's right to the shares subject to this Award shall become nonforfeitable as to one third (33-1/3%) of the shares covered by this agreement upon the Grantee's completion of each of the three one-year periods of continuous service as a consultant, director, or employee of the Company after the Date of Grant.

3. SUBJECT TO PLAN. This Award is subject to all the terms and conditions of the Plan, and specifically to the power (i) of the Committee to make interpretations of the Plan and of Awards granted thereunder, and (ii) of the Company's Board of Directors to alter, amend, suspend or discontinue the Plan subject to the limitations expressed in the Plan. By acceptance hereof, the Grantee acknowledges receipt of a copy of the Plan and hereby accepts and agrees to be bound by all of its terms and conditions as if it had been set out verbatim in this Agreement. In addition, the Grantee recognizes and agrees that all determinations, interpretations or other actions respecting the Plan may be made by a majority of the Board of Directors of the Company or of the Committee, and that such determinations, interpretations or other actions are final, conclusive and binding upon all parties, including the Grantee, his heirs and representatives.

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Restricted Stock Award
IBERIABANK Corporation
Supplemental Stock Option Plan
Page 2 of 2

4. NOTICES. Any notice, payment or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: (i) if to the Company, to its main office (attention:
Supplemental Stock Option Plan Committee); (ii) if to Grantee, at the address set forth on the signature page hereto. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices to such party hereunder. Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date such notice is received or properly mailed.

5. BINDING EFFECT. Except as otherwise provided in this Agreement or in the Plan, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

6. HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

7. GOVERNING LAW. The laws of the State of Louisiana shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

     IN WITNESS WHEREOF, this Agreement is executed as of the _____ day of ________________, 2000.

                                   IBERIABANK CORPORATION


                                   By:________________________________
                                      A duly authorized member of the Committee

The undersigned Grantee hereby accepts the terms of the foregoing Restricted Stock Award and of the Plan.

                                        By:_________________________________
                                             Grantee
                                           _________________________________
                                             Address

                                           _________________________________